Exhibit 10.2

January 7, 2024

Jeff Lawson

Dear Jeff:

This letter (the “Agreement”) confirms the agreement between you and Twilio Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes you have against the Company.

1. Separation Date. Your employment with the Company ended effective January 12, 2024 (the “Separation Date”). You agree that you will not represent to anyone that you are still an employee of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates, after the Separation Date. Whether or not you sign this Agreement, you will be paid all your accrued wages through the Separation Date. You will be covered by the Company’s health benefits plans (in which you are enrolled as of the Separation Date) until the end of January 2024. If you are covered by the Company’s health insurance plans, you are eligible to elect continued group medical coverage through COBRA (as defined below). All other benefits, including the right to participate in any incentive compensation plans, ended on the Separation Date.

2. No Other Monies Owed and Other Representations. You acknowledge and agree that, other than the consideration set forth in this Agreement, you have been timely paid all of your wages and other remuneration earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. For the avoidance of doubt, you agree that the payments and benefits provided in this Agreement satisfy in full any and all rights you may have to receive any payments, severance pay, salary continuation, bonus payments, benefits or other consideration under any other severance plan or other arrangement, offer letter or agreement, or otherwise.

You acknowledge that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company. You further represent that you have received all the leave and leave benefits and protections for which you are eligible, including but not limited to those pursuant to the Family and Medical Leave Act, any leave laws under the applicable state law, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You also represent that your resignation as a director and employee of the Company is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

3. Equity. You acknowledge and agree that the Company has granted you awards of stock options and restricted stock units as set forth on Attachment A, which remain subject to the terms and conditions of the applicable award agreements and the equity incentive plan under which they are granted (the “Stock Agreements”), subject to the vesting acceleration for your outstanding time-based vesting equity awards and extended exercise period for your outstanding stock options provided for in Section 4.

4. Consideration. In consideration for your timely execution and non-revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the Confidentiality Agreement (as defined below), and all applicable Company policies:

a.

The Company agrees to pay you a lump sum payment of Ninety-Nine Thousand Eight Hundred Forty Dollars ($99,840), less applicable withholdings, within fifteen (15) business days following the Effective Date of this Agreement.

b.

Your outstanding and unvested equity awards that are subject only to time-based vesting will immediately vest, and if applicable, become exercisable as to 100% of those awards as of the Effective Date;

c.

Your outstanding stock options will remain exercisable through the earliest of (i) the three-year anniversary of the Separation Date, (ii) the maximum term of the applicable stock option, or (iii) such time as provided for in Section 12 for stock options granted under the 2008 Stock Option Plan and Section 3 for stock options granted under the Amended and Restated 2016 Stock Option and Incentive Plan; and

d.

If you elect COBRA continuation coverage, the Company shall pay a monthly cash payment less taxes and withholdings in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you until the earliest of the following: (i) July 31, 2025; or (ii) the end of your eligibility under COBRA for continuation coverage for health care (the “COBRA Premium Period”). In the event you cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. At its option, the Company may, at any time, convert such payments to a payroll tax payment to you in an amount equal to its remaining COBRA premium payment obligation to you, less all applicable withholdings.

5. Your General Release. In consideration for receiving the payments and benefits set forth in Section 4, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

This waiver and release applies to any and all claims relating to, or arising from, your right to purchase, right to receive, and actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

This waiver and release applies to any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits.

This waiver and release includes, without limitation, any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002 except as prohibited by law; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code; the California Business and Professions Code, the California Unruh Act, the California Private Attorneys General Act, the California Constitution, and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic. You agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

Although this is a general release, it does not apply to: (i) any unemployment insurance claim; (ii) any workers’ compensation insurance benefits to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable in accordance with the terms of any workers’ compensation coverage or fund of the Company; (iii) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (iv) any benefit entitlements vested as of your last day of employment, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; (v) your right to indemnification under the Company bylaws, the Indemnification

Agreement referenced in Section 10, or as otherwise provided by law; or (vi) any claims that cannot be waived as a matter of law. You represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law and/or otherwise permitted by this Agreement.

The Company represents and warrants that as of the Separation Date it has no known claims, complaints, charges, demands, or causes of action against you nor does the Company have a present intention to bring any such claims against you.

6. Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that:

a.	your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement;

b.	you should consult with an attorney prior to executing this Agreement;

c.	you have 21 calendar days within which to consider this Agreement (although you may choose to execute it earlier);

d.	you have 7 calendar days following the execution of the Agreement to revoke it; and

e.	the Agreement will not be effective until the eighth day after you sign it, provided that you have not revoked it (“Effective Date”).

To revoke the Agreement, you must email to Dana Wagner a written notice of revocation at [***], prior to the end of the 7-day period. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period (the last day of such consideration period, the “Deadline”). You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement by the Deadline.

8. No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or Released Parties of any liability, wrongdoing, or violation of law.

9. Continuing Obligations. At all times in the future, you will remain bound by and agree to comply with the Twilio Inc. Employment, Confidential Information, Invention Assignment and Arbitration Agreement that you executed in connection with your employment with the Company (the “Confidentiality Agreement”), a copy of which is attached as Attachment B, with the exception of (i) the provision in Section 7 of the Confidentiality Agreement in which you agreed not to enter into an employment relationship with any employee, client or partner of the Company to whom the Company had introduced you in your capacity as an employee of the Company for a period of 12 months from the date of the start of any engagement with such client or partner of the Company and (ii) the Arbitration Agreement in Section 10 of the Confidentiality Agreement, which is replaced by the Arbitration Agreement in Section 14 below. In addition, notwithstanding the terms of the Confidentiality Agreement, you understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that nothing contained in this Agreement limits your ability to (a) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, (b) file and/or pursue a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company; (c) report possible violations of law or regulation to any Government Agency; (d) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information.

10. Indemnification Agreement. The Twilio Inc. Indemnification Agreement, a copy of which is attached hereto as Attachment C, shall remain in full force and effect.

11. Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), data, notes, key cards, and credit cards, and that you have returned and/or, if incapable of being returned, you have deleted, destroyed, and finally purged all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. Your receipt of the severance benefits offered under this Agreement is contingent upon compliance with this provision.

12. Nondisparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. The Company agrees to not disparage or encourage or induce others to disparage you. You understand that the Company’s obligations under this paragraph extend only to Khozema Shipchandler, Aidan Viggiano, Christy Lake, Dana Wagner, and all current members of the Board. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company (including, but not limited to, any business plans or prospects) or (b) your reputation or the reputation of the Company, its officers, directors, or employees. A breach of this provision will be deemed to be a material breach of this Agreement. This section shall not be construed to prohibit any party to this Agreement from publicly responding to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

13. Cooperation. You agree to fully cooperate with the Company and its counsel as it relates, in any way, to any issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during your employment with the Company. Full cooperation shall include, but is not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to the Company without the need of the subpoena process.

14. Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement or your employment with the Company or the termination of your employment, shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, California (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.

15. Permitted Disclosures and Actions. This Agreement does not prohibit or restrict you, the Company, or the other Releasees from: (i) disclosing information regarding unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you had reason to believe is unlawful; (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. You are, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

16. No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the other Releasees. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Notwithstanding, nothing herein prevents any actions or disclosures expressly allowed by the Permitted Disclosures and Actions provision set forth below.

17. Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all relief provided by law or equity. You shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing your obligations under this Agreement, and (b) defending against a claim or suit brought or pursued by you in violation of the terms of this Agreement.

18. Section 409A.

a.

If at the time of your “separation from service” within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one-day after your separation from service, or (ii) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Agreement is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.

The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

20. Entire Agreement. Except for the Stock Agreements, the Indemnification Agreement, and the Confidentiality Agreement, as modified herein, you agree that this Agreement constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and, except as provided in this Agreement, supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter, the CEO Severance Plan and any incentive compensation agreement entered into by and between you and the Company. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. You represent that you have had an opportunity to consult with an attorney and have carefully read and understand the scope and effect of the provisions of this Agreement. You have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Costs. The Company will reimburse Employee’s reasonable legal fees incurred in the negotiation and preparation of this Agreement up to $25,000. The parties will otherwise each bear their own costs, attorneys’ fees, and other fees incurred in connection with the negotiation and preparation of this Agreement.

24. Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to provisions governing the choice of law.

25. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.

You have a right to consult with an attorney regarding this Agreement. To accept this Agreement, please sign and date this Agreement on or after the Separation Date and return it to me by the Deadline.

Sincerely,

TWILIO INC.

By:	/s/ Christy Lake

(Signature)
Name:	Christy Lake
Title:	Chief People Officer

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims knowingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ Jeff Lawson	Dated:	January 7, 2024
Jeff Lawson

Attachment A:	Equity Awards*

Attachment B:	Employment, Confidential Information, Invention Assignment and Arbitration Agreement*

Attachment C:	Twilio Inc. Indemnification Agreement*

*	These attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted attachment will be furnished to the SEC upon request.